Exhibit 5.4

ARENDT & MEDERNACH

AVOCATS A LA COUR

To:	Warner Chilcott Corporation
100 Enterprise Drive
Rockaway, New Jersey 07866
USA

Luxembourg, 20th April 2006

GH/SW/ILU 29755.004D02

Dear Sirs,

We are lawyers admitted to practice under the laws of Luxembourg.

We have acted as legal counsels to Warner Chilcott Intermediate (Luxembourg) S.à r.l., being a société à responsabilité limitée incorporated and existing under the laws of Luxembourg, registered with the Luxembourg trade and companies register under number B 105415, having its registered office at 63-65, rue de Merl, L-2146 Luxembourg, (the Company), in relation to the exchange of the 8 3/4% Senior Subordinated Notes of an aggregate amount of US $ 600,000,000 due 2015 (the Notes) issued by Warner Chilcott Corporation, a Delaware corporation, pursuant and in accordance with the terms of an indenture on and dated as of 18th January 2005 (the Indenture) and in particular in accordance with section 2.06(c) (Transfer and Exchange) of the Indenture for such amount of registered notes. The Notes are guaranteed by the Company in accordance with the terms of the Indenture (the Guarantee).

The Indenture is hereinafter referred to as the Agreement.

Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to them in the Agreement.

This opinion is confined to matters of Luxembourg law as at the date of this opinion and is governed by and should be construed in accordance with the laws of Luxembourg. We have relied upon the statements as to factual matters contained in or made pursuant to the above-

mentioned Agreement and have made no investigation of, and do not express or imply any views on the laws of any country other than Luxembourg, as currently applied by the Luxembourg courts. In particular, we express no opinion on European Community law as it affects any jurisdiction other than Luxembourg. We have made no investigation of, and do not express or imply any views on the laws of any country other than Luxembourg. We express no opinion as to whether or not a foreign court (applying its own conflict of laws rules) will act in accordance with the parties’ agreement as to jurisdiction and/or choice of law. To the extent that the laws of the State of New York may be relevant we have made no independent investigation thereof and our opinion is subject to the effect of such laws. Accordingly, our opinion covers exclusively the issues specifically listed herein and Luxembourg courts will have exclusive jurisdiction with respect to this opinion.

For the purpose of this opinion, we have solely examined:

i)	A copy of the executed Agreement;

ii)	A copy of the restated articles of association of the Company as of 19th January 2005 (the Articles);

iii)	A copy of the circular resolutions of the board of managers of the Company passed on 18th January 2005 in relation to the entering into and execution of the Agreement (the Board Minutes); and

iv)	A faxed certificate dated 14th April 2006, issued by the 2nd section of the district court of Luxembourg, entrusted with commercial matters (greffe de la deuxième section du Tribunal d’arrondisement de et à Luxembourg, chargé des affaires commerciales) stating that Warner Chilcott Intermediate (Luxembourg) S. à r.l. has not been adjudged bankrupt and has not applied for general settlement, controlled management or moratorium proceedings.

We have assumed and not independently verified:

i)	the genuineness of all signatures on all documents as well as the completeness and conformity to original documents of all copies and/or other specimen documents submitted to us;

ii)	that each of the parties to the Agreement (other than the Company) are duly incorporated or organized, validly existing and in good standing under the laws of their place of incorporation;

iii)	the due authorisation and execution of the Agreement by each of the parties thereto (other than the Company) and the capacity, power, authority and legal right of each of the parties thereto (other than the Company) to enter into, execute, deliver and perform their respective obligations thereunder, and compliance with all applicable laws and regulations, including the laws of Luxembourg;

iv)	that the Board Minutes have not been withdrawn, revoked or rescinded prior or subsequent to the date of the execution Agreement;

v)	that the Agreement has been executed by each of the parties thereto in the form examined by us;

vi)	that all consents, approvals, authorisations, or orders required from any governmental or other regulatory authorities and all other requirements for the legality, validity and enforceability of the Agreement have been duly obtained or fulfilled and are and will remain in full force and effect;

vii)	that the Notes are not and will not be publicly traded in or from Luxembourg;

viii)	that the Guarantee had not been transferred since the date of signature of the Indenture or the Company otherwise discharged the Guarantee;

ix)	that all representations and warranties, if any, set out in the Agreement (other than representations and warranties as to matters of Luxembourg law) are and will be true and accurate when made;

x)	that the members of the board of managers of the Company have properly performed their duties and all provisions relating to the declaration of members’ of the board of management interests or the power of interested members of the board of management to vote were fully observed in respect with the Board Minutes;

xi)	the absence of any other arrangements between any of the parties to the Agreement which modify or supersede any of the terms of any of the Agreement;

xii)	that no foreign law has a bearing on the opinions set out herein;

xiii)	that the Indenture and any agreement or document referred to in the Indenture constitutes the legal, valid, binding and enforceable obligations of the parties thereto (other than the Company) and that the Indenture and any agreement or document referred to in the Indenture constitutes the legal, valid, binding and enforceable obligations of the parties theretofor all purposes of U.S. law to which it is expressly made subject;

xiv)	that the Company has complied with all legal requirements of the Luxembourg law of 31st May 1999 regarding the domiciliation of companies, if applicable;

xv)	that the principal place of business (principal établissement), the place of effective management (siège de direction effective) and (for the purposes of the Council regulations (EC) N° 1346/2000 of 29th May, 2000 on insolvency proceedings) the centre of main interests (centre des intérêts principaux) of the Company are located at the place of its registered office (siège statutaire) in Luxembourg; and

xvi)	that the execution by the Company of the Agreement and the performance by the Company of its obligations under the Agreement is in its corporate interest and in this respect we refer you to the declaration contained in the Board Minutes.

Subject as mentioned herein, we are of the following opinion:

1.	The Company is a company duly and validly incorporated and existing as a société à responsabilité limitée under the laws of the Grand Duchy of Luxembourg.

2.	The Company has the necessary corporate power under its Articles and under Luxembourg law to enter into, execute and perform its obligations under the Guarantee given by the Agreement and has taken all necessary corporate action to authorize the entry into execution and the performance of the Guarantee.

3.	The entry into the Guarantee has been duly and validly executed on behalf of the Company.

This opinion is subject to the following reservations:

(i)	The terms “enforceable”, “enforceability”, “valid”, “binding” and “effective” (or any combination thereof) where used above, mean that the obligations assumed by the relevant party under the relevant document are of a type which Luxembourg law generally recognises and enforces; it does not mean that these obligations will necessarily be enforced in all circumstances in accordance with their terms; in particular, enforcement before the courts of Luxembourg will in any event be subject to:

(a)	the nature of the remedies available in the Luxembourg courts (and nothing in this opinion must be taken as indicating that specific performance or injunctive relief would be available as remedies for the enforcement of such obligations);

(b)	the acceptance by such courts of internal jurisdiction;

(c)	prescription or limitation periods (within which suits, actions or proceedings may be brought); and

(d)	the availability of defences such as, without limitation, set-off (unless validly waived), fraud, misrepresentation, unforeseen circumstances, undue influence, duress, error, and counter-claim.

(ii)	The obligations of the Company under the Agreement and the enforceability of the Agreement and of the Guarantee in particular will be subject to and may be limited by Luxembourg bankruptcy, liquidation, insolvency, receivership, reconstruction, reorganization or other laws of similar effect relating to or affecting the enforcement of creditor’s rights generally.

(iii)	Choice of law provisions in the Agreement will be recognized and given effect to by a Luxembourg court unless such choices of law are meant to circumvent rules of public order of the laws that would have otherwise applied in the absence of such choice of law provisions.

(iv)	If the Agreement was produced in proceedings before a Luxembourg court, such court may require that all or part of the Agreement, or any of the documents or agreements referred to therein, be translated into French or German and registration of any such documents exhibited in any court proceedings or before any official authority (autorité constituée) in Luxembourg might be ordered, the registration tax being a fixed rate of 12,- EUR or an ad valorem rate depending on the nature of the registered document;

(v)	Subsequent amendments, if any, to the Articles will only become effective towards third parties from the day of their publication in the Mémorial though the Company will be bound by the amendments in question.

(vi)	The rights and obligations of the parties to the Indenture may be affected by criminal investigations or prosecution.

(vii)	A Luxembourg court may refuse to give effect to a provision in the Indenture which attempts to make one or more provisions in the Indenture several from other provisions therein, in particular if to do so would affect the substance of the Indenture.

(viii)	The enforcement of the Indenture or the Guarantee in Luxembourg will be subject to the rules of civil and commercial procedure as applied by the courts of Luxembourg.

(ix)	We express no opinion as to matters of fact.

In this opinion Luxembourg legal concepts are expressed in English terms and not in their original French terms used in Luxembourg laws. The concepts concerned may not be identical to the concepts described by the same English terms as they exist under the laws of other jurisdictions. This opinion may, therefore, only be relied upon under the express condition that any issues of interpretation arising thereunder be governed by Luxembourg law and be brought before a court in Luxembourg.

This opinion is addressed to the named addressees solely for their benefit and on whose behalf they are acting and solely for the purpose of the Agreement. We hereby consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to Warner Chilcott Corporation’s registration statement. Even though included in the filing, the present opinion is not to be transmitted to any other person nor is it to be relied upon by any other person as the named addressee or for any other purpose quoted or referred to in any public document or filed with any governmental agency (except the Securities and Exchange Commission and only in connection with the filing of the registration statement referred to in the Agreement) or other person without our prior written consent. This opinion is strictly limited to the matters stated herein and does not extend to, and is not to be read as extending by implication to, any agreement or document referred to in the Agreement or otherwise.

Yours faithfully,

/s/  Guy Harles

Arendt & Medernach

By: Guy Harles

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